EXHIBIT 8.1

       [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]

                                                        212-859-8171
October 2, 1997                                     (Fax: 212-859-8588)
Countrywide Credit Industries, Inc.
Countrywide Home Loans, Inc.
Countrywide Capital III
4500 Park Granada
Calabasas, CA  91302

Ladies and Gentlemen:

          We are acting as special counsel to Countrywide Home Loans, Inc., a New York corporation (the "Company") and a wholly owned subsidiary of Countrywide Credit Industries, Inc., a Delaware corporation ("CCI"), CCI and Countrywide Capital III, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with (a) the proposed issuance by the Company of 8.05% Junior Subordinated Debentures due June 15, 2027, Series B (the "Subordinated Debentures") in exchange for the Company's outstanding 8.05% Junior Subordinated Debentures due June 15, 2027, Series A, and (b) the Trust's proposed issuance of 8.05% Subordinated Capital Income Securities, Series B (the "Capital Securities") in exchange for its outstanding 8.05% Subordinated Capital Income Securities, Series A, all as contemplated by the joint Registration Statement on Form S-4 of the Company, CCI and the Trust (the "Registration Statement"). Terms with initial capitals used in this letter and not otherwise defined herein have the meanings set forth in the Registration Statement.

          You have requested our opinion concerning (a) the characterization of the Trust and the Subordinated Debentures for United States federal income tax purposes, and (b) the section of the Registration Statement captioned "Certain United States Federal Income Tax Consequences." In expressing our opinion, we have examined and relied upon the Registration Statement, the Declaration and the Indenture (each as filed as Exhibits to the Registration Statement), certain representations of officers of CCI and the Company (the "Representations") and such other materials as we have deemed necessary or appropriate. We have assumed, with your permission, that the facts stated in the Registration Statement and the Representations are true and complete, that the Trust will be administered in accordance with the terms of the Declaration, that the Subordinated Debentures will be issued and administered in accordance with the terms of the Indenture and that the Capital Securities will be issued and administered in accordance with the terms of the Declaration.

          Our opinion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, judicial decisions and rulings and other pronouncements of the Internal Revenue Service (the "Service"), all as in effect on the date hereof. The application of some of these provisions, regulations, decisions, rulings and other pronouncements is uncertain in the absence of definitive guidance and may be subject to differing interpretations. Our opinion does not bind the Internal Revenue Service and there can be no assurance that the Service or a court of law would agree with the conclusions expressed in our opinion. Further, all such provisions, regulations, decisions, rulings and other pronouncements are subject to change, possibly with retroactive effect. Accordingly, there can be no assurance that future changes in law will not affect the conclusions set forth herein.

          Characterization of the Trust. Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes, the Trust will be characterized as a grantor trust, and will not be characterized as an association taxable as a corporation. Accordingly, for federal income tax purposes, each holder of Capital Securities generally will be considered the owner of an undivided interest in the Subordinated Debentures owned by the Trust, and each US Holder will be required to include all income or gain recognized for federal income tax purposes with respect to its allocable share of the Subordinated Debentures on its own income tax return.

          Characterization of the Subordinated Debentures. Based upon and subject to the foregoing, and although there is no controlling authority directly on point, it is our opinion that the Subordinated Debentures will be characterized as indebtedness of the Company for federal income tax purposes.

          "Certain United States Federal Income Tax Consequences" Section. Based upon and subject to the foregoing, and based upon the assumptions and subject to the qualifications and limitations set forth in such section, we hereby affirm that (a) it is our opinion, as of the date hereof, that the statements in the section of the Registration Statement captioned "Certain United States Federal Income Tax Consequences" summarize the material federal income tax consequences of the purchase, ownership and disposition of the Capital Securities, and (b) to the extent such statements constitute statements of law or legal conclusions with respect thereto, such statements represent our opinion, as of the date hereof, with respect to the matters set forth therein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "Certain United States Federal Income Tax Consequences" and "Legal Matters" therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

          No opinion is expressed on any matter other than that specifically referred to herein.

                                        Very truly yours,

                            FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                            By:  /s/ Lee S. Parker
                                ------------------------------------
                                           Lee S. Parker